   [HECLA LOGO]                                                   Exhibit 13.1
                  HECLA REPORTS THIRD QUARTER FINANCIAL RESULTS
                     For the Period Ended September 30, 1995
                         For release:  November 10, 1995


            COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today reported a net loss for the third quarter of 1995 of $104.7 million, or $2.17 per share. The third quarter loss includes a nonrecurring asset write-down of $97 million associated with the Grouse Creek gold mine in central Idaho. The loss also includes $5.1 million in accruals and write-downs for environmental remediation at other properties and certain common stock investments. Before write-downs and accruals, the company had a loss for the third quarter of $2.6 million, or 5 cents per share, on revenue of $45.4 million after a $2 million quarterly dividend payment to preferred shareholders. Third quarter results also include a $3.2 million gain on the sale of the Apex processing facility in southern Utah. For the first nine months of the year, Hecla showed a net loss applicable to common shareholders of $109 million, or $2.26 per common share, on revenue of $125.6 million.

   GROUSE CREEK UNIT
            As reported on October 25, mining operations at Grouse Creek have encountered significant shortfalls of both ore tonnage and gold grade. Hecla is currently reevaluating the ore body and developing a revised mine plan to optimize the project. The new ore reserve estimate and mine plan will be completed in the first quarter of 1996. However, current information indicates the Grouse Creek Unit will not return its investment to Hecla due to significantly shorter mine life and fewer ounces recovered at current metals prices. Based on this information, and applicable accounting guidelines, Hecla's Board of Directors today determined to write down the entire $97 million carrying value of the company's 80% interest in the Grouse Creek Unit.

            Hecla's Chief Executive Officer, Arthur Brown, said, "We will make every attempt to keep the Grouse Creek Unit operating. We intend to cut costs and capital expenditures, and are now looking at the most efficient way to mine the remaining ore. On the positive side, cash costs have come down below $300 per ounce, the mill is operating above design capacity and Grouse Creek was recently singled out to receive two important environmental awards by the state of Idaho. Our people have done a good job on-site at Grouse Creek, both in terms of operating efficiency and environmental stewardship."

   OTHER OPERATIONS
            Hecla's La Choya gold mine in Mexico performed above expectations in the third quarter, producing nearly 22,000 ounces of gold at a cash cost of $187 per ounce. The industrial minerals division had record sales in the first nine months of 1995 of nearly $58 million, generating $6.5 million in gross profits. At the American Girl gold mine in southern California, a permitting delay has resulted in temporarily higher costs as mining continued in a low grade deposit until a new ore body can be accessed. Hecla has a 47% interest in the mine, where 1996 operating results are expected to improve when mining commences in the new higher-grade Oro Cruz deposit.

                                     (more)


   Contact Bill Booth, vice president-investor and public affairs, or Vicki Veltkamp, manager-corporate communications
   6500 Mineral Drive * Coeur d'Alene, Idaho 83814-8788 * 208/769-4100 * FAX 208/769-4159

   NEW DEVELOPMENTS
            Redevelopment of the Greens Creek silver/gold/zinc/lead mine near Juneau, Alaska, is on schedule, with projected start-up in early 1997. Hecla owns a 29.7% interest in the mine, which is expected to produce more than 3 million ounces of silver for Hecla's account in 1997 at a cash cost of under $3.00 per ounce.

            Work is continuing on delineating the deposit at Hecla's Golden Eagle gold project in northeast Washington State. In August, Hecla signed an earn-in agreement with Santa Fe Pacific Gold Corporation to explore and develop the deposit. The project has identified mineral inventory of
   11.3 million tons of material at an average grade of 0.1 ounce of gold per ton. Santa Fe Pacific Gold can earn a 70% interest in the project by spending $7.5 million over a three-year period and completing a feasibility study.

            Another promising prospect is Hecla's Rosebud gold project in northern Nevada, where reported proven and probable reserves are 1.64 million tons of ore at an average grade of 0.356 ounce per ton, or nearly 600,000 ounces of contained gold. Brown said, "The good news at Rosebud is that we now have all environmental permits in hand necessary to start construction once a development decision is made and financing is arranged."

            At the Lucky Friday silver mine in North Idaho, crews continue to work three shifts daily in the effort to reach the promising Gold Hunter silver/lead deposit adjacent to the Lucky Friday workings. The effort is on schedule to reach the Gold Hunter deposit and make a development decision before the end of 1996.

   OTHER MATTERS
            In other business, Hecla's directors approved a $2 million dividend payment to preferred shareholders of record on December 12, 1995, payable January 1, 1996.

            Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company's operations are principally in the U.S. and Mexico. Hecla also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals.
                                      -HL-


   Contact Bill Booth, vice president-investor and public affairs, or Vicki Veltkamp, manager-corporate communications
   6500 Mineral Drive * Coeur d'Alene, Idaho 83814-8788 * 208/769-4100 * FAX 208/769-4159

                                         HECLA MINING COMPANY
                   (dollars in thousands, except per-share amounts - unaudited)

                                                      Third Quarter Ended                Nine Months Ended
                                                   -------------------------         -------------------------
                                                    Sept. 30,      Sept. 30,          Sept. 30,      Sept. 30,
    HIGHLIGHTS                                        1995            1994              1995            1994
    ----------------------------------------------------------------------------------------------------------
    FINANCIAL DATA
    ----------------------------------------------------------------------------------------------------------
    Total revenue                                  $   45,387     $   36,072         $  125,630     $  103,779
    Gross profit                                        1,775          5,846              2,621          8,916
    Net income (loss)                                (102,723)           806           (102,945)        (4,143)
    Net loss applicable to
      common shareholders                            (104,736)        (1,207)          (108,983)       (10,181)
    Net loss per common share                           (2.17)         (0.03)             (2.26)         (0.24)
    Cash flow from operating activities                 4,553          6,794              4,222          3,063

    ----------------------------------------------------------------------------------------------------------
    SALE OF PRODUCTS BY SEGMENT
    ----------------------------------------------------------------------------------------------------------
    Gold operations                                $   17,795     $   16,655         $   47,902     $   37,689
    Silver operations                                   3,170          2,488              8,902          8,633
    Industrial minerals                                18,291         15,302             57,936         50,514
    Specialty metals                                    1,947            834              4,414          2,830
                                                   ----------     ----------          ---------     ----------
      Total sales                                  $   41,203     $   35,279          $ 119,154     $   99,666

    ----------------------------------------------------------------------------------------------------------
    GROSS PROFIT (LOSS) BY SEGMENT
    ----------------------------------------------------------------------------------------------------------
    Gold operations                                $     (282)    $     4,522        $   (4,652)    $    5,728
    Silver operations                                    (204)           (658)              487         (3,494)
    Industrial minerals                                 1,995           2,176             6,492          6,820
    Specialty metals                                      266            (194)              294           (138)
                                                   ----------     -----------        ----------     ----------
      Total gross profit                           $    1,775     $     5,846        $    2,621     $    8,916

    ----------------------------------------------------------------------------------------------------------
    PRODUCTION SUMMARY - TOTALS
    ----------------------------------------------------------------------------------------------------------
    Gold  - Ounces                                     44,209          40,780           119,839         91,052
    Silver - Ounces                                   604,988         413,439         1,623,661      1,512,564
    Lead  - Tons                                        4,241           3,012            12,492         12,734
    Zinc   - Tons                                         722             490             2,118          2,335
    Average cost per ounce of gold produced:
      Cash production costs ($/oz.)                       263             213               306            270
      Full costs ($/oz.)                                  383             279               423            331
    Average cost per ounce of silver produced:
      Cash production costs ($/oz.)                      4.57            4.50              4.73           5.73
      Full costs ($/oz.)                                 5.71            5.84              5.95           7.00

    ----------------------------------------------------------------------------------------------------------
    AVERAGE METAL PRICES
    ----------------------------------------------------------------------------------------------------------
    Gold  - Realized ($/oz.)                              388             389               388            387
    Gold  - London Final ($/oz.)                          384             386               384            384
    Silver - Handy & Harman ($/oz.)                      5.33            5.34              5.17           5.33
    Lead  - LME Cash (cents/pound)                       27.8            26.7              27.6           23.3
    Zinc   - LME Cash (cents/pound)                      45.8            43.9              47.1           43.6

                                                   HECLA MINING COMPANY
                                          Consolidated Statements of Cash Flows
                                                (In thousands - unaudited)

                                                                                          Nine Months Ended
                                                                                     --------------------------
                                                                                      Sept. 30,       Sept. 30,
                                                                                         1995            1994
    -----------------------------------------------------------------------------------------------------------
    OPERATING ACTIVITIES
    -----------------------------------------------------------------------------------------------------------
    Net loss                                                                          $(102,945)      $  (4,143)
    Noncash elements included in net loss:
      Depreciation, depletion and amortization                                           18,845          10,936
      (Gain) loss on disposition of properties, plants and equipment                     (3,484)             14
      Gain on investments                                                                (2,842)            - -
      Extraordinary loss on early retirement of long-term debt                              - -             833
      Accretion of interest on long-term debt                                               - -           2,000
      Reduction in carrying value of mining properties                                   97,387             - -
      Provision for reclamation and closure costs                                         3,707             905
    Change in:
      Accounts and notes receivable                                                      (7,224)         (7,182)
      Income tax refund receivable                                                           (3)           (785)
      Inventories                                                                           571             300
      Other current assets                                                                 (732)           (145)
      Accounts payable and accrued expenses                                                 388            (356)
      Accrued payroll and related benefits                                                 (163)            548
      Accrued taxes                                                                         661             319
      Noncurrent liabilities                                                                 56            (181)
                                                                                      ---------       ---------
    Net cash provided by operating activities                                             4,222           3,063
                                                                                      ---------       ---------
    -----------------------------------------------------------------------------------------------------------
    INVESTING ACTIVITIES
    -----------------------------------------------------------------------------------------------------------
      Additions to properties, plants and equipment                                     (33,083)        (57,511)
      Proceeds from disposition of properties, plants and equipment                       3,069          13,406
      Proceeds from the sales of investments                                              4,685           3,217
      Change in funds held in escrow                                                        - -         (13,497)
      Proceeds from maturity of short-term investments                                      - -          27,552
      Purchase of restricted investments                                                 (1,439)            - -
      Purchase of investments and increase in cash surrender value of life insurance       (822)         (1,926)
      Other, net                                                                         (1,249)         (2,795)
                                                                                      ---------       ---------
    Net cash applied to investing activities                                            (28,839)        (31,554)
                                                                                      ---------       ---------
    -----------------------------------------------------------------------------------------------------------
    FINANCING ACTIVITIES
    -----------------------------------------------------------------------------------------------------------
      Proceeds from exercise of stock warrants                                            1,239             - -
      Common stock issued under stock option plans                                           91           1,726
      Issuance of common stock                                                              - -          63,499
      Early retirement of long-term debt                                                    - -         (50,169)
      Dividends on preferred stock                                                       (6,038)         (6,038)
      Borrowing on long-term debt                                                        41,000             - -
      Repayment on long-term debt                                                       (11,796)            - -
      Decrease in deferred revenue                                                          - -             (36)
                                                                                      ---------       ---------
    Net cash provided by financing activities                                            24,496           8,982
                                                                                      ---------       ---------
    Net decrease in cash and cash equivalents                                              (121)        (19,509)
    Cash and cash equivalents at beginning of period                                      7,278          40,031
                                                                                      ---------       ---------
    Cash and cash equivalents at end of period                                        $   7,157       $  20,522
                                                                                      =========       =========

                             HECLA MINING COMPANY
                         Consolidated Balance Sheets
                          (In thousands - unaudited)

                                                 Sept. 30,      Dec. 31,
                                                   1995           1994
  -----------------------------------------------------------------------
  ASSETS
  -----------------------------------------------------------------------
  Current assets:
    Cash and cash equivalents                      $   7,157    $   7,278
    Accounts and notes receivable                     31,946       23,516
    Income tax refund receivable                         250          247
    Inventories                                       18,045       18,616
    Other current assets                               2,329        1,597
                                                   ---------    ---------
      Total current assets                            59,727       51,254
  Investments                                          2,395        6,476
  Restricted investments                              14,992       13,553
  Properties, plants and equipment, net              170,953      257,908
  Other noncurrent assets                              7,889        5,391
                                                   ---------    ---------
      Total assets                                 $ 255,956    $ 334,582
                                                   =========    =========
  -----------------------------------------------------------------------
  LIABILITIES
  -----------------------------------------------------------------------
  Current liabilities:
    Accounts payable and accrued expenses          $  13,958    $  13,570
    Accrued payroll and related benefits               2,561        2,724
    Preferred stock dividends payable                  2,012        2,012
    Accrued taxes                                      1,586          925
    Accrued reclamation costs                          2,259        4,254
                                                   ---------    ---------
      Total current liabilities                       22,376       23,485
  Deferred income taxes                                  359          359
  Long-term debt                                      31,164        1,960
  Accrued reclamation costs                           32,206       27,162
  Other noncurrent liabilities                         4,812        4,098
                                                   ---------    ---------
      Total liabilities                               90,917       57,064
                                                   ---------    ---------
  -----------------------------------------------------------------------
  SHAREHOLDERS' EQUITY
  -----------------------------------------------------------------------
  Preferred stock                                        575          575
  Common stock                                        12,077       12,036
  Capital surplus                                    330,258      328,995
  Retained deficit                                  (172,420)     (63,437)
  Net unrealized gain (loss) on investments              336        3,396
  Foreign currency translation adjustment             (4,898)      (3,158)
  Treasury stock                                        (889)        (889)
                                                   ---------    ---------
      Total shareholders' equity                     165,039      277,518

      Total liabilities and shareholders' equity   $ 255,956    $ 334,582
                                                   =========    =========

  Common shares outstanding at end of period          48,245       48,082
                                                   =========    =========

                                      HECLA MINING COMPANY
                                Consolidated Statements of Operations
                        (In thousands, except per-share amounts - unaudited)

                                                                    Third Quarter Ended             Nine Months Ended
                                                                 -------------------------        -----------------------
                                                                 Sept. 30,       Sept. 30,        Sept. 30,     Sept. 30,
                                                                   1995            1994             1995          1994
                                                                 ---------       ---------        ---------     ---------
    Sales of products                                            $  41,203       $  35,279        $ 119,154     $  99,666

    Cost of sales and other direct production costs                 32,413          25,216           97,953        80,257
    Depreciation, depletion and amortization                         7,015           4,217           18,580        10,493
                                                                 ---------       ---------        ---------     ---------
                                                                    39,428          29,433          116,533        90,750
                                                                 ---------       ---------        ---------     ---------
    Gross profit                                                     1,775           5,846            2,621         8,916
    Other operating expenses:
      General and administrative                                     3,106           2,611            7,570         8,950
      Exploration                                                    2,671           2,403            4,879         6,502
      Depreciation and amortization                                     97              81              265           443
      Provision for closed operations and
        environmental matters                                        4,069             449            4,296         1,073
      Reduction in carrying value of mining
        properties                                                  97,387             - -           97,387           - -
                                                                 ---------       ---------        ---------     ---------
                                                                   107,330           5,544          114,397        16,968
                                                                 ---------       ---------        ---------     ---------
    Income (loss) from operations                                 (105,555)            302         (111,776)       (8,052)
                                                                 ---------       ---------        ---------     ---------
    Other income (expense):
      Interest and other income                                      4,185             793            6,476         4,113
      Foreign exchange gain (loss)                                     (12)            - -              150           - -
      Gain (loss) on investments                                    (1,051)             38            2,842         1,129
      Interest expense:
        Total interest cost                                           (650)           (476)          (1,236)       (2,523)
        Less amount capitalized                                        474             - -              850         1,751
                                                                 ---------       ---------        ---------     ---------
                                                                     2,946             355            9,082         4,470
                                                                 ---------       ---------        ---------     ---------
    Income (loss) before income taxes
      and extraordinary item                                      (102,609)            657         (102,694)       (3,582)
    Income tax (provision) benefit                                    (114)            159             (251)          272
                                                                 ---------       ---------        ---------     ---------
    Income (loss) before extraordinary item                       (102,723)            816         (102,945)       (3,310)
    Extraordinary loss on retirement of
      long-term debt                                                   - -             (10)             - -          (833)
                                                                 ---------       ---------        ---------     ---------
    Net income (loss)                                             (102,723)            806         (102,945)       (4,143)
    Preferred stock dividends                                       (2,013)         (2,013)          (6,038)       (6,038)
                                                                 ---------       ---------        ---------     ---------
    Net loss applicable to common shareholders                   $(104,736)      $  (1,207)       $(108,983)    $ (10,181)
                                                                 =========       =========        =========     =========

    Net loss per common share                                    $   (2.17)      $   (0.03)       $   (2.26)    $   (0.24)
                                                                 =========       =========        =========     =========

    Weighted average number of common shares outstanding            48,237          48,075           48,178        42,957
                                                                 =========       =========        =========     =========

    Common shares outstanding at end of period                                                       48,245        48,076
                                                                                                  =========     =========

                                                            HECLA MINING COMPANY

                                                              Production Data

                                                                             Third Quarter Ended           Nine Months Ended
                                                                           -----------------------       ----------------------
                                                                           Sept. 30,     Sept. 30,       Sept. 30,    Sept. 30,
                                                                              1995          1994            1995         1994
    ---------------------------------------------------------------------------------------------------------------------------
    LA CHOYA UNIT
    ---------------------------------------------------------------------------------------------------------------------------
    Tons of ore mined                                                      1,310,417       575,444       2,781,845    1,547,944
    Ore grade mined - Gold (oz./ton)                                           0.029         0.055           0.028        0.054
    Gold produced (oz.)                                                       21,799        19,074          45,480       31,992
    Silver produced (oz.)                                                      2,273         2,169           4,699        3,926
    Average cost per ounce of gold produced:
      Cash production costs                                                     $187          $157            $222         $255
      Full cost                                                                 $285          $254            $311         $353
    ---------------------------------------------------------------------------------------------------------------------------
    REPUBLIC UNIT (1)
    ---------------------------------------------------------------------------------------------------------------------------
    Tons of ore milled                                                                      30,517          10,269       86,741
    Gold recovered grade (oz./ton)                                                            0.43            0.13         0.39
    Gold produced (oz.)                                                                     12,064           2,910       30,475
    Silver produced (oz.)                                                                   77,324          15,058      212,957
    Average cost per ounce of gold produced:
      Cash production costs                                                                   $198            $194         $234
      Full cost                                                                               $249            $194         $294
    ---------------------------------------------------------------------------------------------------------------------------
    AMERICAN GIRL UNIT (Reflects Hecla's 47% share)
    ---------------------------------------------------------------------------------------------------------------------------
    Tons of ore milled                                                        17,709        30,807          40,943       90,261
    Tons of ore to heap                                                      155,684       168,449         615,296      408,172
    Ore grade milled - Gold (oz./ton)                                          0.191         0.162           0.191        0.170
    Ore grade to heap - Gold (oz./ton)                                         0.029         0.024           0.029        0.025
    Gold produced (oz.)                                                        5,436         7,644          15,985       22,496
    Silver produced (oz.)                                                      3,063         4,279          10,331       12,234
    Average cost per ounce of gold produced:
      Cash production costs                                                     $461          $375            $430         $344
      Full cost                                                                 $523          $402            $468         $368
    ---------------------------------------------------------------------------------------------------------------------------
    GROUSE CREEK (Reflects Hecla's 80% share)
    ---------------------------------------------------------------------------------------------------------------------------
    Tons of ore milled                                                       476,992                     1,120,461
    Ore grade milled - Gold (oz./ton)                                          0.036                         0.046
    Ore grade milled - Silver (oz./ton)                                         0.61                          0.64
    Gold produced (oz.)                                                       15,336                        50,534
    Silver produced (oz.)                                                    149,314                       390,273
    Average cost per ounce of gold produced:
      Cash production costs                                                     $293                          $352
      Full cost                                                                 $479                          $536
    ---------------------------------------------------------------------------------------------------------------------------
    LUCKY FRIDAY UNIT
    ---------------------------------------------------------------------------------------------------------------------------
    Tons of ore milled                                                        43,004        30,839         117,022      119,398
    Silver recovered grade (oz./ton)                                           10.72         10.20           10.73        10.88
    Silver produced (oz.)                                                    449,791       325,148       1,201,266    1,268,364
    Lead produced (short tons)                                                 4,241         3,012          12,492       12,734
    Average cost per ounce of silver produced:
      Cash production costs                                                    $4.57         $4.50           $4.73        $5.73
      Full cost                                                                $5.71         $5.84           $5.95        $7.00
    ---------------------------------------------------------------------------------------------------------------------------
    OTHER
    ---------------------------------------------------------------------------------------------------------------------------
    Gold produced (oz.)                                                        1,638         1,998           4,930        6,089
    Silver produced (oz.)                                                        547         4,519           2,034       15,083


    (1)Republic Unit ceased operations March 31, 1995.